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Exhibit 99.2

IAC Announces Senior Unsecured Notes Offering

        NEW YORK, NY—December 17, 2012—IAC (Nasdaq: IACI) announced today that it intends to commence an offering of $500 million aggregate principal amount of senior unsecured notes (the "Notes") in a private offering (the "Offering"). The Notes will be guaranteed by certain subsidiaries of IAC. The maturity, interest rate and other terms of the Notes will be determined at the time of sale.

        IAC plans to use the net proceeds of the Offering for general corporate purposes.

        The Offering will be made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"), and to certain non-U.S. persons in accordance with Regulation S under the Securities Act. The Notes will not be registered under the Securities Act and may not be offered or sold without registration unless an exemption from such registration is available. This notice is issued pursuant to Rule 135c of the Securities Act, and does not constitute an offer to sell the Notes, nor a solicitation for an offer to purchase the Notes.

About IAC

        IAC (NASDAQ: IACI) is a leading media and Internet company comprised of more than 150 brands and products, including Match.com, Ask.com, CollegeHumor, and CityGrid Media. Focused in the areas of Search, Match, Local and Media, IAC's family of websites is one of the largest in the world, with 1.2 billion monthly visits across more than 30 countries. The company is headquartered in New York City with offices in various locations throughout the U.S. and internationally. To view a full list of the companies of IAC, please visit our website at www.iac.com.

        This press release contains forward-looking statements regarding the future performance of IAC, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties include, but are not limited to, IAC's ability to consummate the Offering of the Notes. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of IAC are contained in its filings with the SEC, including its reports on Forms 10-K, 10-Q and 8-K. IAC undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Contact Information:
IAC Investor Relations
Nick Stoumpas / nick.stoumpas@iac.com
(212) 314 - 7400

IAC Corporate Communications
Justine Sacco / justine.sacco@iac.com
(212) 314-7326

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  Exhibit 99.2
IAC Announces Senior Unsecured Notes Offering